Exhibit 15.38

[Letterhead of Deloitte & Touche LLP]

August 3, 2010

Dollar Thrifty Automotive Group, Inc.
5330 East 31st Street
Tulsa, Oklahoma 74135

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the periods ended June 30, 2010 and 2009, as indicated in our report dated August 3, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, is incorporated by reference in Registration Statements No. 333-79603, No. 333-89189, No 333-33144, No. 333-33146, No. 333-50800, No. 333-128714, No. 333-152401 and No. 333-161509 on Form S-8, and No. 333-161027 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Yours truly,

/s/ DELOITTE & TOUCHE LLP